Exhibit 3.F

AMENDMENT TO AMENDED AND RESTATED BY-LAWS OF GREIF

BROS. CORPORATION

August 31, 2004

Article II, Section 1 shall be deleted and the following shall be inserted in lieu thereof:

“Section 1. Number of Directors. Until changed in accordance with the provisions of Article IX, below, the number of Directors of the Corporation shall be nine.”